Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd

                Executive Vice President/Chief Operating Officer

                (440) 632-1666 Ext. 3219

                jheslop@middlefieldbank.com

Middlefield Banc Corp. Reports First Quarter 2013 Net Income of $1.66 Million

MIDDLEFIELD, OHIO, April 23, 2013 ¿¿¿¿ Middlefield Banc Corp. (OTCQB: MBCN), reported net income of $1.66 million for the quarter ended March 31, 2013, compared to $1.52 million for the quarter ended March 31, 2012, an increase of 8.8%. On a per share basis, the Company’s diluted earnings were $0.82 for the 2013 first quarter, as compared to $0.86 for the comparable period of 2012.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2013 quarter were 12.18% and 1.01%, respectively, compared with 12.81% and 0.94% for the first quarter of 2012.

“Our first quarter results continue the strong performance that we enjoyed in 2012. To be able to continue to post this level of success is even more remarkable given the economic and regulatory environment that continues to present a great challenge” stated Thomas G. Caldwell, President and Chief Executive Officer. “Our return on average assets of 1.01% and return on average equity of 12.18% reflect well on the effort put forth by our team.”

“As we move forward into 2013, we continue to believe that we are well positioned to address the threats of continued sluggish economy, historically low interest rates, and increased regulatory costs,” continued Caldwell. Our focus remains on delivering excellence in customer service, increasing value to our shareholders, and operating our company in accordance with safe and sound banking practices.”

Net Interest Income

For the first three months of 2013, net interest income increased $39,000, or 0.7% from the same period last year. While interest income experienced a decline of $218,000, or 3.0%, interest expense was $257,000, or 15.2%, lower in the 2013 quarter as compared to the same period of 2012. The net interest margin for the three months ended March 31, 2013 was 3.92%, compared to 3.89% for the same period of the prior year.

Noninterest Income and Operating Expenses

Noninterest income for the first quarter of 2013 was $898,000. This was a modest increase of 13.1% from the comparable period of 2012. The largest factor in the increase was the recognition of $185,000 due to gains on the sale of securities. A partial off-set was the gain recognized during the 2012 quarter of $85,000 from the sale of loans. Deposit service charges increased year-over-year, primarily due to increased debit card usage and a greater amount of overdraft fees.

Operating expense for the first quarter of 2013 totaled $4.0 million, an increase of $249,000, or 6.6% from the same period last year. Salaries and benefits, the company’s largest noninterest expense, contributed $121,000 to the increase. This increase is largely related to the growth of the company, including increased staffing levels in regulatory compliance. Higher data processing costs and equipment expense were directly related to the growth of the company since the first quarter of 2012. The increase in professional fees is, in part, attributable to the negotiation of a new data processing contract and increased regulatory compliance efforts, while the company also incurred increased expenses related to the maintenance of other real estate owned properties.

Balance Sheet

The company’s total assets as of March 31, 2013 stood at $667.0 million, an increase of 1.4% over the $657.9 million in total assets reported March 31, 2012. The March 31, 2013 total does reflect a decrease of 0.5% from the December 31, 2012 total. Net loans at March 31, 2013, were $399.3 million, up $2.3 million from the comparable 2012 quarter-end. Net loan totals were down 0.3% during the first three months of 2013. The investment portfolio, which is entirely classified as available for sale, stood at $190.7 million at March 31, 2013. This total reflects an increase of $6.9 million from the year-ago period and a decrease of $3.8 million from December 31, 2012. Total deposits at the end of the first quarter 2013 were $591.5 million. This represents an increase of $7.6 million from March 31, 2012 and a decrease of $1.8 million from year-end 2012.

Shareholders’ Equity and Dividends

At March 31, 2013, shareholders’ equity totaled $55.9 million, which was an increase of $7.4 million from the comparable 2012 quarter-end and $400,000 from December 31, 2012. Tangible book value per share as of March 31, 2013 was $25.35. During the first quarter of both 2013 and 2012, Middlefield paid cash dividends of $0.26 per share.

Asset Quality

For the three months ended March 31, 2013, management provided $313,000 to the allowance for loan losses, which compares to $600,000 for the same period of 2012. Net charge-offs for the 2013 first quarter were $360,000, or 0.09% of average loans. The allowance for loan losses at March 31, 2013 stood at $7.7 million, or 1.90% of total loans. At March 31, 2012, the allowance for loan losses was $7.3 million, representing 1.80% of total loans. Based on the evaluation of the adequacy of the allowance for loan losses, management believes that, at March 31, 2013, the allowance for loan losses was adequate and reflects probable losses in the loan portfolio.

	Asset Quality History
	(dollars in thousands)
	3/31/2013	12/31/2012	3/31/2012	12/31/2011	12/31/2010
Nonperforming loans	$13,899	$14,194	$17,677	$24,546	$19,986
Real estate owned	2,155	1,846	2,125	2,196	2,302

Nonperforming assets	$16,054	$16,040	$19,802	$26,742	$22,288

Allowance for loan losses	$7,732	$7,779	$7,267	$6,819	$6,221

Ratios:

Nonperforming loans to total loans	3.41%	3.48%	4.37%	6.12%	5.37%
Nonperforming assets to total assets	2.41%	2.39%	3.01%	4.09%	3.52%
Allowance for loan losses to total loans	1.90%	1.90%	1.80%	1.70%	1.67%
Allowance for loan losses to nonperforming loans	55.63%	54.80%	41.11%	27.78%	31.13%

Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $667.0 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and an LPL Financial® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

Middlefield Banc Corp.

Consolidated Selected Financial Highlights

March 31, 2013 and 2012 and December 31, 2012

	(unaudited)	(audited)	(unaudited)
Balance Sheet (period end)	March 31,	December 31,	March 31,
(Dollar amounts in thousands)	2013	2012	2012

ASSETS
Cash and due from banks	$32,426	$33,568	$22,022
Federal funds sold	13,204	11,778	23,587

Cash and cash equivalents	45,630	45,346	45,609
Investment securities available for sale	190,687	194,472	183,770
Loans	407,054	408,433	404,269
Less allowance for loan losses	7,732	7,779	7,267

Net loans	399,322	400,654	397,002
Premises and equipment	8,694	8,670	8,368
Goodwill	4,559	4,559	4,559
Core deposit intangible	184	195	225
Bank-owned life insurance	8,604	8,536	8,326
Accrued interest and other assets	9,294	7,856	10,090

Total Assets	$666,974	$670,288	$657,949

LIABILITIES
Noninterest-bearing demand	$73,354	$75,912	$64,517
Interest-bearing demand	68,060	63,915	63,509
Money market	80,051	81,349	71,047
Savings	181,872	175,406	172,236
Time	188,160	196,753	212,633

Total deposits	591,497	593,335	583,942
Short-term borrowings	5,240	6,538	7,365
Other borrowings	12,779	12,970	16,561
Other liabilities	1,608	2,008	1,622

Total Liabilities	611,124	614,851	609,490

STOCKHOLDERS’ EQUITY
Common stock	34,697	34,295	31,420
Retained earnings	23,622	22,485	19,272
Accumulated other comprehensive income	4,265	5,391	4,501
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	55,850	55,437	48,459

Total Liabilities and Stockholders’ Equity	$666,974	$670,288	$657,949

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2013 and 2012 (unaudited)

Income Statement	For the Three Months Ended March 31,
(Dollar amounts in thousands)	2013	2012
INTEREST INCOME
Interest and fees on loans	$5,572	$5,537
Interest-bearing deposits in other institutions	8	4
Federal funds sold	4	3
Investment securities:
Taxable interest	674	915
Tax-exempt interest	733	747
Dividends on FHLB stock	23	26

Total interest income	7,014	7,232

INTEREST EXPENSE
Deposits	1,297	1,497
Short term borrowings	52	59
Other borrowings	46	84
Trust preferred securities	34	46

Total interest expense	1,429	1,686

NET INTEREST INCOME	5,585	5,546
Provision for loan losses	313	600

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,272	4,946

NONINTEREST INCOME
Service charges on deposit accounts	447	431
Net securities gains	185	—
Earnings on bank-owned life insurance	73	68
Gain on sale of loans	—	85
Other income	193	210

Total noninterest income	898	794

NONINTEREST EXPENSE
Salaries and employee benefits	1,871	1,750
Occupancy expense	274	248
Equipment expense	189	170
Data processing costs	213	199
Ohio state franchise tax	154	129
Federal deposit insurance expense	154	243
Professional fees	276	214
(Gain) Loss on sale of other real estate owned	8	18
Advertising expense	112	20
Other real estate	106	10
Other expense	674	781

Total noninterest expense	4,031	3,782

Income before income taxes	2,139	1,958
Income taxes	482	435

NET INCOME	$1,657	$1,523

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2013 and 2012

(unaudited)

	For the Three Months Ended March 31,
	2013	2012
Per common share data
Net income per common share—basic	$0.83	$0.86
Net income per common share—diluted	$0.82	$0.86
Dividends declared	$0.26	$0.26
Book value per share (period end)	$27.70	$27.35
Tangible book value per share (period end)	$25.35	$24.78
Dividend payout ratio	31.38%	30.01%
Average shares outstanding—basic	1,999,612	1,763,982
Average shares outstanding -diluted	2,010,259	1,764,585
Period ending shares outstanding	2,016,284	1,771,687
Selected ratios
Return on average assets	1.01%	0.94%
Return on average equity	12.18%	12.81%
Yield on earning assets	4.86%	4.99%
Cost of interest bearing liabilities	1.09%	1.26%
Net interest spread	3.77%	3.74%
Net interest margin	3.92%	3.89%
Efficiency (1)	58.75%	56.24%
Equity to assets at period end	8.37%	7.37%

(1)	The efficiency ratio is calculated by dividing noninterest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2013 and 2012

(unaudited)

Asset quality data	March 31, 2013	March 31, 2012
(Dollar amounts in thousands)
Non-accrual loans	$9,730	$15,641
Troubled debt restructuring	3,808	926
90 day past due and accruing	361	1,110

Nonperforming loans	13,899	17,677
Other real estate owned	2,155	2,125

Nonperforming assets	$16,054	$19,802

Allowance for loan losses	$7,732	$7,267
Allowance for loan losses/total loans	1.90%	1.80%
Net charge-offs:
Quarter-to-date	$360	$152
Year-to-date	360	152
Net charge-offs to average loans
Quarter-to-date	0.09%	0.04%
Year-to-date	0.09%	0.04%
Nonperforming loans/total loans	3.41%	4.37%
Allowance for loan losses/non-performing loans	55.63%	41.11%

Loans	March 31, 2013	March 31, 2012
(Dollar amounts in thousands)
Commercial and industrial	$55,401	$60,924
Real estate—construction	22,817	21,444
Real estate—mortgage
Residential	199,063	207,735
Commercial	125,799	109,941
Consumer installment	3,974	4,225

Total Loans	$407,054	$404,269